1

NAME OF REGISTRANT:
Franklin Universal Trust
File No. 811-5569


EXHIBIT ITEM No. 77C: Submission of matters to a vote of security holders.

Regarding the election of a Board of Trustees of the Fund.


       Trustees            Shares            Shares
                             For             Against
  Frank H. Abbott      23,441,528.3483    308,383.6579
  Harris J. Ashton     23,517,488.0639    232,423.9423
  Robert F. Carlson    23,464,640.0639    285,271.9423
  S. Joseph            23,513,454.0639    236,457.9423
  Fortunato            23,470,611.1350    279,300.8712
  Edward B. Jamieson   23,502,880.1350    247,031.8712
  Charles B. Johnson   23,511,524.1350    238,387.8712
  Rupert H. Johnson,   23,501,021.1350    248,890.8712
  Jr.                  23,462,217.1350    287,694.8712
  Frank W.T. LaHaye
  Gordon S. Macklin


There being no further business to come before the meeting, upon motion duly made, seconded and carried, the Meeting was adjourned.



Dated:  February 14, 2002

          _/s/Steven Gray________
           Steven Gray
           Acting Secretary